METHODE ELECTRONICS, INC. REPORTS FISCAL 2014
FIRST-QUARTER EARNINGS PER SHARE IMPROVED
TO 36¢ FROM 10¢ YEAR OVER YEAR

Consolidated Sales Grow 40.9 Percent and Gross Margins Improve To 20.3 Percent
Increases Fiscal 2014 Sales and EPS Guidance

Chicago, IL -August 29, 2013 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2014 first quarter ended July 27, 2013.

First-Quarter Fiscal 2014
Methode's first-quarter Fiscal 2014 net sales grew $48.6 million, or 40.9 percent, to $167.3 million from $118.7 million in the same quarter of Fiscal 2013.

Net income increased $9.9 million to $13.8 million, or $0.36 per share, in the first quarter of Fiscal 2014 from $3.9 million, or $0.10 per share, in the same period of Fiscal 2013. Year over year, Fiscal 2014 first-quarter net income benefitted from:

•	higher sales volume in the Automotive, Interconnect and Power Products segments;

•	increased manufacturing efficiencies due to higher sales and vertical integration of painting and laser-etching capabilities in the Automotive segment; and

•	favorable raw material commodity pricing and product mix in the Power Products segment.

Year over year, Fiscal 2014 first-quarter net income was negatively affected by:

•	higher performance-based compensation expense of $1.7 million;

•	increased income tax expense of $0.9 million; and

•	higher marketing, depreciation and stock award amortization expenses of $0.6 million.

Consolidated gross margins as a percentage of sales improved to 20.3 percent in the Fiscal 2014 first quarter compared to 18.0 percent in the same period of Fiscal 2013 as a result of increased manufacturing efficiencies related to higher sales and vertical integration in the Automotive segment, as well as favorable raw material commodity pricing and product mix in the Power Products segment, partially offset by increased sales of products with a higher material content in the Interconnect segment.

Selling and administrative expenses increased $1.7 million, or 9.9 percent, to $18.9 million in the Fiscal 2014 first quarter compared to $17.2 million in the prior-year first quarter due primarily to higher performance-based compensation, marketing, depreciation and stock award amortization expenses, partially offset by lower legal expense. Selling and administrative expenses as a percentage of net sales decreased to 11.3 percent for the Fiscal 2014 first quarter compared to 14.5 percent in the same period last year.

Methode Electronics, Inc. Reports Fiscal 2014 First-Quarter Financial Results

In the Fiscal 2014 first quarter, income tax expense increased $0.9 million, or 225.0 percent, to $1.3 million from $0.4 million for the Fiscal 2013 period. Because Methode has a domestic net operating loss carry-forward, income tax expense for both periods primarily relates to income taxes on foreign profits.

First-Quarter Fiscal 2014 Segment Comparisons
Comparing the Automotive segment's first quarter of Fiscal 2014 to the same period of Fiscal 2013,

•	Net sales increased 45.8 percent attributable to

•
an 86.1 percent sales improvement in North America due to sales of the General Motors' center console program, as well as higher demand for the Ford center console program and transmission lead frame assembly products;

•	a 26.1 percent sales increase in Europe primarily driven by new hidden switch product launches; and

•	a 22.3 percent sales improvement in Asia attributable to increased sales of steering angle sensors and transmission lead frame assembly products.

•	Gross margins as a percentage of sales improved to 18.3 percent from 13.2 percent due to increased manufacturing efficiencies due to higher sales and vertical integration.

•	Income from operations increased 359.3 percent due to higher sales, improved manufacturing efficiencies, vertical integration and lower selling and administrative expenses.

Comparing the Interconnect segment's first quarter of Fiscal 2014 to the same period of Fiscal 2013,

•	Net sales increased 37.9 percent attributable to

•	a 55.7 percent sales improvement in North America due to higher appliance and data solutions products sales; and

•	a 10.3 percent sales increase in Europe driven by higher radio remote control sales due to the acquisition off an Italian distributor in September 2012; partially offset by

•	a 20.0 percent sales decline in Asia attributable to lower demand for radio remote control products and reduced sales of legacy products due to the planned exit of a product line.

•	Gross margins as a percentage of sales decreased to 27.2 percent from 29.3 percent due primarily to increased sales of products with a higher material content.

•	Income from operations grew 51.0 percent due to improved sales volumes, partially offset by unfavorable sales mix and slightly higher selling and administrative expenses.

Comparing the Power Products segment's first quarter of Fiscal 2014 to the same period of Fiscal 2013,

•	Net sales improved 43.0 percent attributable to

•	a 19.0 percent sales increase in North America due to higher demand for cabling and busbar products, partially offset by lower heat sink demand;

•	a 625.0 percent sales improvement in Europe attributable to launches of a by-pass switch for a substation and electric vehicle busbars; and

•	a 31.6 percent sales increase in Asia driven by increased busbar and cabling products sales.

•	Gross margins as a percentage of sales improved to 22.5 percent from 16.5 percent due to favorable raw material commodity pricing and favorable product mix.

•	Income from operations increased 666.7 percent due to favorable raw material commodity pricing, favorable product mix and lower selling and administrative expenses.

Guidance
Methode has raised its full-year Fiscal 2014 sales guidance to a range of $670 to $700 million and earnings per share guidance to a range of $1.40 to $1.60. This replaces the Company's previous sales guidance of $630 to $660 million and earnings per share guidance of $0.91 to $1.11. The guidance ranges

Methode Electronics, Inc. Reports Fiscal 2014 First-Quarter Financial Results

for Fiscal 2014 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	the launch of significant awards previously announced and the corresponding sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2014;

•	the uncertainty of the European economy;

•	foreign exchange translation rates;

•	an effective tax rate below ten percent, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards; and

•	no unusual or one-time items.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Methode's first-quarter financial results reflect over 40 percent revenue growth coupled with strong margin improvement, which delivered record net income from operations for our shareholders. As these results demonstrate, we are beginning to reap the benefits of our efforts to significantly grow Methode's revenue stream by providing an unmatched combination of customer focus, differentiated technology, problem solving capabilities and world-class manufacturing.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site,www.methode.com, by selecting the Investor Relations page, and then clicking on the "Webcast" icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through September 12 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 419653. On the Internet, a replay will be available for 30 days through the Company's Web site,www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements

Methode Electronics, Inc. Reports Fiscal 2014 First-Quarter Financial Results

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) customary risks related to conducting global operations; (4) timing, quality and cost of new program launches; (5) ability to avoid design or manufacturing defects; (6) ability to compete effectively; (7) dependence on the availability and price of raw materials; (8) dependence on our supply chain; (9) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (10) ability to keep pace with rapid technological changes; (11) ability to protect our intellectual property; (12) ability to withstand price pressure; (13) location of a significant amount of cash outside of the U.S.; (14) the recognition of goodwill impairment and long-lived asset charges; (15) currency fluctuations; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to withstand business interruptions; (18) income tax rate fluctuations; (19) a breach of our information technology systems; and (20) the cost and implementation of SEC disclosure and reporting requirements regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	July 27, 2013	July 28, 2012

Net sales	$167,266	$118,737

Cost of products sold	133,285	97,271

Gross profit	33,981	21,466

Selling and administrative expenses	18,855	17,296

Income from operations	15,126	4,170

Interest (income)/expense, net	59	(46)
Other (income)/expense, net	125	(41)

Income before income taxes	14,942	4,257

Income tax expense	1,299	430

Net income	13,643	3,827

Less: Net income/(loss) attributable to noncontrolling interest	32	(62)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$13,611	$3,889

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.36	$0.10
Diluted	$0.36	$0.10
Cash dividends:
Common stock	$0.07	$0.07
Weighted average number of Common Shares outstanding:
Basic	37,552,740	37,391,831
Diluted	38,251,312	37,893,873

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	As of	As of
	July 27, 2013	April 27, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$73,412	$65,811
Accounts receivable, net	135,585	119,816
Inventories:
Finished products	18,356	11,736
Work in process	10,695	10,220
Materials	39,961	37,973
	69,012	59,929
Deferred income taxes	3,367	3,313
Prepaid and refundable income taxes	269	326
Prepaid expenses and other current assets	10,572	9,459
TOTAL CURRENT ASSETS	292,217	258,654
PROPERTY, PLANT AND EQUIPMENT	305,709	297,255
Less allowances for depreciation	205,391	198,897
	100,318	98,358
GOODWILL	12,922	12,907
INTANGIBLE ASSETS, net	16,032	16,466
PRE-PRODUCTION COSTS	14,891	11,511
OTHER ASSETS	37,513	37,043
	81,358	77,927
TOTAL ASSETS	$473,893	$434,939
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$76,166	$61,541
Other current liabilities	27,140	28,930
TOTAL CURRENT LIABILITIES	103,306	90,471
LONG-TERM DEBT	52,500	43,500
OTHER LIABILITIES	3,705	3,294
DEFERRED COMPENSATION	9,073	8,090
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,579,860 and 38,455,853 shares issued as of July 27, 2013 and April 27, 2013, respectively	19,290	19,228
Additional paid-in capital	83,650	81,472
Accumulated other comprehensive income	18,123	15,680
Treasury stock, 1,342,188 shares as of July 27, 2013 and April 27, 2013	(11,377)	(11,377)
Retained earnings	195,374	184,368
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	305,060	289,371
Noncontrolling interest	249	213
TOTAL EQUITY	305,309	289,584
TOTAL LIABILITIES AND EQUITY	$473,893	$434,939

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in thousands)

	Three Months Ended
	July 27, 2013	July 28, 2012
OPERATING ACTIVITIES
Net income	$13,643	$3,827
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	5,196	3,910
Amortization of intangibles	461	404
Amortization of stock awards and stock options	1,166	991
Changes in operating assets and liabilities	(11,988)	(2,945)
Other	236	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,714	6,187

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9,345)	(11,415)
NET CASH USED IN INVESTING ACTIVITIES	(9,345)	(11,415)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	1,075	—
Cash dividends	(2,605)	(2,592)
Proceeds from borrowings	14,500	8,500
Repayment of borrowings	(5,500)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,470	5,908

Effect of foreign currency exchange rate changes on cash	762	(2,330)

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	7,601	(1,650)
Cash and cash equivalents at beginning of period	65,811	86,797
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$73,412	$85,147